Exhibit 3.1
ARTICLES OF AMENDMENT
OF
PENFORD CORPORATION
(Series A 15.0% Cumulative Non-Voting Non-Convertible Preferred Stock)
     Pursuant to the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington, the undersigned officer of Penford Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Washington, does hereby submit for filing these Articles of Amendment to its Restated Articles of Incorporation, as amended:
     FIRST: The name of the Corporation is Penford Corporation.
     SECOND: 100,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A 15.0% Cumulative Non-Voting Non-Convertible Preferred Stock”.
     The preferences, limitations, voting powers and relative rights of the Series A 15.0% Cumulative Non-Voting Non-Convertible Preferred Stock are as follows:
DESIGNATION
Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A 15.0% Cumulative Non-Voting Non-Convertible Preferred Stock” (the “Series A Preferred Stock “). The number of shares constituting such series shall be 100,000. The Series A Preferred Stock shall have a par value per share of $1.00 and the liquidation preference of the Series A Preferred Stock shall be as set forth in Section 5.
Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each class or series of preferred stock established after the Effective Date by the Corporation the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities “) and (ii) senior to the Corporation’s Common Stock and each other class or series of capital stock outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the right to authorize and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders, but such consent is required for the authorization or issuance of Parity Securities pursuant to Section 9.
Section 3. Definitions. As used herein with respect to Series A Preferred Stock:
     (a) “Accrued Dividend Rate” shall be equal to 9% per annum.
     (b) “Articles of Amendment” means these Articles of Amendment relating to the Series A Preferred Stock, as it may be amended from time to time.
     (c) “Articles of Incorporation” means the Corporation’s Articles of Incorporation, as they may be amended from time to time.

     (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.
     (f) “Cash Dividend Rate” shall be equal to 6% per annum unless increased pursuant to Section 10(b).
     (g) “Capital Lease” means any lease of Property, which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.)
     (h) “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP..
     (i) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.
     (j) “EBITDA” with respect to the Corporation means, with reference to any period, Net Income from continuing operations for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, plus cash distributions received from Joint Ventures not otherwise included in Net Income, plus (minus) any non-cash losses (gains) but only to the extent such losses (gains) have not become a cash loss (or gain), plus non-cash stock compensation charges incurred in such period, plus (minus) (d) any extraordinary or nonrecurring losses (gains) (including any cash losses related to the unwinding of existing interest rate hedging arrangements), plus (e) the aggregate amount of all severance charges incurred by the Corporation in such fiscal quarters, provided the aggregate amount of such charges that are added to EBITDA pursuant to this clause (e) shall not exceed $2,500,000 during the term of that certain Third Amended and Restated Credit Agreement among the Corporation, Bank of Montreal and Bank of America National Association dated April 7, 2010, plus (f) the amount of all non-cash charges incurred as a result of the accounting treatment of interest rate hedging arrangements, minus (g) the amount of all non-cash gains resulting from the accounting treatment of interest rate hedging arrangements, in each case relating solely to continuing operations.
     (k) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.
     (l) “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     (m) “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

     (n) “Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (g) any shares which are expressed to be redeemable, (h) any liability in respect of any guarantee or indemnity for any of the items referred to above, and (i) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; it being understood that the term “Indebtedness” shall not include (x) trade payables arising in the ordinary course of business, (y) the Preferred Stock, and (z) any liabilities with respect to any post-retirement benefits under a Welfare Plan.
     (o) “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Corporation and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
     (p) “Joint Venture” means an entity for which ownership, control and/or profits and losses are shared by the Corporation or any Subsidiary with a third party pursuant to a written agreement
     (q) “Junior Securities” means the Common Stock and any other class or series of stock or other equity securities of the Corporation (including warrants, options, or other rights to acquire such stock or other equity securities) the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights, redemption rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
     (r) “Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement..
     (s) “Liquidation Event” means (i) any liquidation, dissolution or winding up of the Corporation; (ii) any acquisition of the Corporation by means of merger or other form of corporate or other reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or other entity or its Subsidiary or other affiliate (other than a transaction resulting in ownership of more than 50% of the equity of the acquiring corporation or other entity by the persons who are stockholders of the Corporation immediately prior to such transaction), or (iii) a sale, lease or exchange of all or substantially all of the assets of the Corporation.
     (t) “Net Income” means, with reference to any period, the net income (or net loss) of the Corporation and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Corporation or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Corporation or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Corporation or any of its Subsidiaries during such period.
     (u) “Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.
     (v) “Original Issue Price” means $400.00 per share of Series A Preferred Stock.
     (w) “Parity Securities” means any class or series of stock or other equity securities of the Corporation (including warrants, options, or other rights to acquire such stock or other equity securities) (other than Series A Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
     (x) “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
     (y) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.
     (z) “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.
     (aa) “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves Subsidiaries of such parent corporation or organization, provided, however, that a Joint Venture shall not be considered a Subsidiary. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Corporation or of any of its direct or indirect Subsidiaries.
     (bb) “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
     (cc) “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
Section 4. Dividends.
     (a) General Obligation. Holders of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock out of funds legally available therefor, cumulative cash dividends (“Cash Dividends”) at the Cash Dividend Rate and cumulative additional dividends (“Accrued Dividends”) at the Accrued Dividend Rate, in each case on (i) the Original Issue Price per share of Series A Preferred Stock plus (ii) the amount of all accrued and unpaid dividends thereon. All such dividends shall begin to accrue and be cumulative from the Original Issue Date and shall accrue on a daily basis. Cash Dividends shall be payable quarterly in arrears on last day of February, May, August and November of each year (each, a “Dividend Payment Date”), commencing on March 31, 2010. The Corporation shall declare and pay Cash Dividends in immediately available funds on each Dividend Payment Date to the extent there are funds legally available therefor. If the Corporation may not legally pay a Cash Dividend on a Dividend Payment Date, the Corporation will pay all or a portion of the Cash Dividends at the earliest time it may legally do so and will use best efforts to satisfy any conditions necessary to pay the full amount of Cash Dividends as soon as practicable. Accrued Dividends may be paid on a Dividend Payment Date or accrue and accumulate at the discretion of the Corporation. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment date on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement.
     Dividends that are payable on Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Series A Preferred Stock on any date prior to a Dividend Payment Date, and for the initial dividend payment, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed.
     Cash Dividends and Accrued Dividends will accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Series A Preferred Stock will be deemed to be its “Original Issue Date” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. To the extent not paid on each Dividend Payment Date, all dividends which have accrued on each share of Series A Preferred Stock shall be accumulated and shall remain accumulated and unpaid dividends with respect to such share until paid.
     (b) Distribution of Partial Dividend Payments. If at any time the Corporation declares less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such dividends will be payable to the holders of the Series A Preferred Stock, ratably in proportion to the number of shares of Series A Preferred Stock held by each such holder on the date such dividends were declared.
Section 5. Liquidation.
     (a) Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Original Issue Price of all Series A Preferred Stock held by such holder, plus all accrued and unpaid dividends (including Cash Dividends and Accrued Dividends) thereon (regardless of whether any dividends are actually declared) to the date full payment of such specified preferential amount is made to the holders thereof.
     (b) Insufficient Funds. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the cash and other property available for distribution to the stockholders of the Corporation (the “Distributable Funds”) shall be insufficient to permit the payment to the holders of Series A Preferred Stock of the full preferential amount set forth in Section 5(a), then the Distributable Funds shall be distributed to the holders of Series A Preferred Stock, ratably in proportion to the number of shares of Series A Preferred Stock held by each such holder on the date of liquidation, dissolution or winding up of the Corporation.
     (c) Remaining Funds. If any of the Distributable Funds shall remain after the payment to the holders of Series A Preferred Stock of the full preferential amount set forth in Section 5(a), and the corresponding amounts payable with respect to any Parity Securities have been paid in full, then such remainder shall be distributed ratably to the holders of Junior Securities.
     (d) Notice. The Corporation will mail written notice of any proposed liquidation, dissolution or winding up, not less than 30 days prior to approving any such action, to each record holder of Series A Preferred Stock.
     (e) Merger, Consolidation and Sale of Assets. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity in which the Corporation is not the surviving entity or a Liquidation Event shall constitute a liquidation, dissolution or winding up of the Corporation.
Section 6. Redemption.
     (a) Mandatory Redemption. Unless earlier redeemed, the Corporation shall redeem all outstanding shares of Series A Preferred Stock on the seventh anniversary of the Original Issue Date, at a per share redemption price equal to the sum of: (i) the Original Issue Price of a share of Series A Preferred Stock plus (ii) any accrued and unpaid dividends (including Cash Dividends and Accrued Dividends) thereon (regardless of whether any dividends are actually declared) to, but excluding, the date of such redemption.
     The redemption price for any shares of Series A Preferred Stock shall be payable in immediately available funds on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock are insufficient to redeem the total number of outstanding shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the Holders of the shares to be redeemed based upon the aggregate number of shares of Series A Preferred Stock held by each such Holder. At any time, and from time to time, thereafter when additional funds of the Corporation are legally available for the redemption of shares of capital stock, such funds shall immediately be used to redeem additional shares of Series A Preferred Stock and the Corporation will use best efforts to satisfy any conditions necessary to pay the full amount of the redemption price of all outstanding shares of Series A Preferred Stock as soon as practicable.
     (b) Optional Redemption. The Corporation may not redeem any shares of the Series A Preferred Stock prior to the second anniversary of the Original Issue Date. On or after the second anniversary of the Original Issue Date, the Corporation, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 11(d), at a per share redemption price equal to the sum of (i) the Original Issue Price of a share of Series A Preferred Stock and (ii) any accrued and unpaid dividends (including Cash Dividends and Accrued Dividends) thereon (regardless of whether any dividends are actually declared) to, but excluding, the date of such redemption. The redemption price for any shares of Series A Preferred Stock shall be payable in immediately available funds on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent.
     (c) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given in accordance with Section 11(d). Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Each notice of redemption given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
     (d) Effectiveness of Redemption. Upon payment of the full redemption price of a share of Series A Preferred Stock, such share shall no longer be deemed outstanding and all rights with respect to such share shall cease and terminate. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.
     (e) Status of Redeemed Shares. Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of a series of Preferred Stock other than Series A Preferred Stock).
Section 7. Conversion Rights. The Series A Preferred Stock shall not be convertible into Common Stock or any other securities of the Corporation.
Section 8. Election of Director. As long as any shares of Series A Preferred Stock remain outstanding, the Holders of shares of Series A Preferred Stock voting separately as a single class, to the exclusion of all other classes of the Corporation’s capital stock, and with each share of Series A Preferred Stock entitled to one vote, shall be entitled to elect one (1) director to serve on the Corporation’s Board of Directors until his or her successor is duly elected by the Holders of the Series A Preferred Stock or he or she is removed from office by the Holders of the Series A Preferred Stock. Any director elected as provided in the immediately preceding sentence may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the Holders of a majority of the shares of Series A Preferred Stock outstanding given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy of such director (due to removal, resignation or otherwise) may be filled only by the Holders of a majority of the shares of Series A Preferred Stock outstanding a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. Except as otherwise provided herein and as otherwise required by law, the Series A Preferred Stock shall have no voting rights.
Section 9. Protective Provisions.
     So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, directly or indirectly (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:
     (a) authorize, create or issue any additional equity securities that rank senior or pari passu to the Series A Preferred Stock (including, for the avoidance of doubt, additional shares of Series A Preferred Stock or authorized but unissued equity securities or equity securities held in treasury, that rank senior or pari passu to the Series A Preferred Stock), or reclassify Junior Securities to rank senior or pari passu to the Series A Preferred Stock in right of payment;
     (b) amend these Articles of Amendment or the Articles of Amendment for the Corporation’s Series B Voting Convertible Preferred Stock, the Corporation’s Restated Articles of Incorporation or Bylaws, in any such case, in a manner that would alter or change the powers, preferences, privileges or rights of the Series A Preferred Stock or adversely affect the rights, preferences or privileges of the Series A Preferred Stock;

     (c) consummate a Liquidation Event, unless a distribution of cash proceeds to the Holders of shares of Series A Preferred Stock in an aggregate amount equal to the Original Issue Price for each share of Series A Preferred Stock outstanding plus all accrued and unpaid dividends (including Cash Dividends and Accrued Dividends) thereon (whether or not declared) occurs upon the consummation of such Liquidation Event;
     (d) declare or pay any dividends or distributions, whether in cash, stock or property, to the holders of Common Stock or other Junior Securities or Parity Securities of the Corporation;
     (e) redeem or repurchase any Common Stock or other Junior Securities or Parity Securities of the Corporation; or
     (f) incur, obtain commitments for, or guarantee any Indebtedness (i) at any time that the Corporation is prevented (by contract, applicable law, or otherwise) from paying the Cash Dividend, or (ii) if on a pro-forma basis (taking into account the incurrence or guarantee of such Indebtedness) the Corporation’s Indebtedness-to-EBITDA ratio as of and for the trailing twelve-month period ended as of the then-most-recent fiscal quarter would exceed 3.0, except in the case of clause (ii) where (A) such new Indebtedness is incurred solely to pay down or refinance then-outstanding Indebtedness within the final 13 months of the term of the outstanding Indebtedness, (B) the principal amount of such new Indebtedness is equal to or less than the remaining principal balance of the Indebtedness being paid down or refinanced, and (C) the terms of the new Indebtedness are no more restrictive than the terms of the Indebtedness being paid down or refinanced with respect to the ability of the Corporation to pay dividends on and redeem the Series A Preferred Stock. For purposes of calculating the Indebtedness-to-EBITDA ratio referred to above in this paragraph, (x) the amount of any unfunded commitments for Indebtedness will count as Indebtedness, (y) drawdowns on commitments that were entered into without violating the covenant set forth in this Section 7(f) will be permitted, and (z) new Indebtedness used to pay down or refinance existing Indebtedness will be counted on a net basis (giving effect to such pay-down or refinance).
Section 10. Events of Noncompliance.
     (a) Definition. An Event of Noncompliance shall be deemed to have occurred if:
     (i) the Corporation fails to pay on any Dividend Payment Date the full amount of the Cash Dividend then accrued on the Series A Preferred Stock, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;
     (ii) the Corporation fails to make any redemption payment with respect to the Series A Preferred Stock which it is obligated to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;
     (iii) the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or in the Purchase Agreement; or
     (iv) the Corporation makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent; or any order for relief with respect to the Corporation is entered under the Federal Bankruptcy Code; or the Corporation petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or of any substantial part of the assets of the Corporation, or commences any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation and either (a) the Corporation by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.
     (b) Consequences of Certain Events of Noncompliance.
     (i) If an Event of Noncompliance has occurred and continues without waiver or cure for a period of 30 days, the Cash Dividend Rate on the Series A Preferred Stock shall increase immediately by an increment of two percentage point(s). Thereafter, until such time as no Event of Noncompliance exists, the Cash Dividend Rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of two percentage point(s). Any increase of the Cash Dividend Rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.
     (ii) If an Event of Noncompliance of the type described in Section 10(a)(ii) has occurred, the number of directors constituting the Corporation’s Board of Directors shall, at the request of a majority of the Series A Preferred Stock then outstanding, be increased by such number which shall constitute a minimum majority of the Corporation’s Board of Directors, and the holders of Series A Preferred Stock shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s stock, to elect individuals to fill such newly created directorships, to fill any vacancy of such directorships and to remove any individuals elected to such directorships. The special right of the holders of Series A Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this Section 10(b)(ii), at any annual or other special meeting of stockholders or, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting.
     At any time when such special right has vested in the holders of Series A Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder(s) of at least a majority of the Series A Preferred then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing a director pursuant to this Section 10(b)(ii). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least a majority of the Series A Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holder(s) of at least a majority of the Series A Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation’s principal office, or at such other place designated by the holder(s) of at least a majority of the Series A Preferred Stock then outstanding. Any holder of Series A Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subparagraph.
     At any meeting or at any adjournment thereof at which the holders of Series A Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holder(s)

of a majority of the Series A Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any directors by the holders of the Series A Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director. Any director so elected by the holders of Series A Preferred Stock shall continue to serve as a director until the expiration of the remaining period of the full term for which such director has been elected.
     (iii) If any Event of Noncompliance exists, each Holder of Series A Preferred Stock shall also have any other rights which such Holder is entitled to under any contract or agreement at any time and any other rights which such Holder may have pursuant to applicable law.
Section 11. Miscellaneous.
     (a) Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation will, at the request of the record Holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.
     (b) Replacement. Upon receipt of an affidavit of the registered Holder of the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity of such Holder or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
     (c) Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of these Articles of Amendment without the prior written consent of the Holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time such action is taken; provided, that no such amendment, modification or waiver can alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect the Holders thereof adversely without the prior written consent of each such Holder.
     (d) Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered personally or mailed certified mail, return receipt requested, postage prepaid or delivered by overnight courier service and will be deemed to have been given upon delivery, if delivered personally, three days after mailing it, if mailed, or one business day after timely delivery to the courier, if delivered by overnight courier service (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such Holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing, by such Holder).
[The remainder of this page is intentionally left blank.]

     THIRD: The date of adoption of these Articles of Amendment is April 6, 2010.
     FOURTH: These Articles of Amendment to the Restated Articles of Incorporation, as amended, were duly adopted by the Board of Directors of the Corporation.
     FIFTH: No shareholder action was required.
     EXECUTED this 6th day of April, 2010.

PENFORD CORPORATION
By:	/s/ Thomas D. Malkoski
	Name:	Thomas D. Malkoski
	Title:	President and Chief Executive Officer